                                                                      EXHIBIT 11

        STATEMENT REGARDING COMPUTATION OF PRO FORMA PER SHARE EARNINGS

                                                                    YEAR ENDED DECEMBER 31,
                                                             -------------------------------------
                                                                1994         1995         1996
                                                             -----------  -----------  -----------
Computation of income per common share:
  Pro forma net income.....................................  $   955,813  $ 1,288,266  $ 2,806,272
                                                             ===========  ===========  ===========
Shares:
  Weighted average shares outstanding......................    6,000,000    6,000,000    6,226,849

Add:
  Shares issuable from assumed exercise of options as
     determined by the application of the treasury stock
     method................................................      293,449      293,449      329,376
                                                             -----------  -----------  -----------
  Weighted average common and common equivalent shares
     outstanding...........................................    6,293,449    6,293,449    6,556,225
                                                             ===========  ===========  ===========
  Pro forma net income per common share....................  $      0.15  $      0.20  $      0.43
                                                             ===========  ===========  ===========

                                      E-8